Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-175693, 33-60196-99, 333-18135-99, 333-136061-99, and 333-138506-99 on Form S-8 of Ascena Retail Group, Inc., of our reports dated March 27, 2012, with respect to the consolidated financial statements and schedule of Charming Shoppes, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. and subsidiaries which appear in the Annual Report (Form 10-K) of Charming Shoppes, Inc. for the year ended January 28, 2012, and is incorporated by reference in this Current Report on Form 8-K/A of Ascena Retail Group, Inc. dated August 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 30, 2012